Exhibit 99.1

MBIA Asset Management Has Sufficient Cash and Eligible Collateral on Hand Following a Portfolio Rebalancing to Meet Expected Termination and Collateralization Requirements under Its Guaranteed Investment Contracts

ARMONK, N.Y.--(BUSINESS WIRE)--On June 20, 2008, MBIA Inc. (NYSE: MBI) announced that as a result of Moody’s downgrade of MBIA Insurance Corporation’s insurance financial strength rating from Aaa to A2 it expected that it would be required to post additional eligible collateral and fund potential termination payments under its outstanding Guaranteed Investment Contracts (GICs). The Company announced today that following a portfolio rebalancing within its Asset/Liability Management (ALM) business, which included sales of approximately $4 billion of investment assets during the second quarter, it has sufficient eligible collateral and cash to satisfy these additional requirements. As a result of these activities, the Company’s entire remaining GIC portfolio will be fully collateralized, to the extent all GIC holders exercise their right to collateralization. While MBIA continues to buy and sell municipal securities in the ordinary course of managing its insurance investment portfolio, the repositioning activity in the ALM portfolio did not include the sale of municipal securities.

“Contrary to recent statements in the media, MBIA is not in a ’tenuous situation’,” said C. Edward "Chuck" Chaplin, Chief Financial Officer. “Our ability to quickly reposition the assets underlying our ALM business in a difficult market demonstrates the high quality and liquidity of the portfolio. The holders of our insurance policies, GICs, medium-term notes and other debt instruments can rest assured that MBIA will meet its obligations to them as it always has — on time and in full.”

MBIA’s ALM portfolio liabilities declined from $25.1 billion at March 31, 2008 to $24.1 billion at June 27, 2008 through normal amortization of the portfolio. The $24.1 billion balance at June 27 consists of $15.8 billion in GICs, $7.3 billion in medium-term notes (MTNs) issued by MBIA Global Funding, LLC, and $1.0 billion in fixed term collateralized repurchase agreements. Of the $15.8 billion in currently outstanding GICs, $8.3 billion were collateralized prior to Moody’s downgrade of MBIA Insurance Corporation to A2. As a result of the downgrade, of the remaining $7.5 billion in previously uncollateralized GICs, $3.9 billion are now being collateralized and $3.6 billion are now being terminated, assuming in each case that the holders exercise their rights to collateralization or termination. The amounts subject to collateralization and termination, respectively, differ from the amounts disclosed on page 22 of the Company’s 2008 First Quarter Financial Results Conference Call Presentation and the Company’s June 20, 2008 press release due to a combination of portfolio amortization and the Company’s election to exercise its option to terminate $700 million in GICs in lieu of posting collateral.

The $7.3 billion in outstanding MTNs issued by MBIA Global Funding, LLC do not require collateral posting and are not subject to termination upon any downgrades. The MTNs mature over 34 years and have an average life of approximately 5.3 years.

As a result of the sale of approximately $4 billion in investment assets from the ALM portfolio during the second quarter, MBIA estimates that it will record pre-tax net realized losses on its second quarter income statement of approximately $300 million. The sale of assets is not expected to have a material impact on shareholders’ equity since the amount of unrealized losses on its balance sheet that the Company previously recorded with respect to the assets that were sold did not differ substantially from the actual prices at which the assets were sold.

In addition to having ample liquidity in its ALM business, MBIA also continues to hold approximately $1.4 billion in cash at the holding company level.

Forward-Looking Statements

This release contains statements about future results that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA's control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., through its subsidiaries, is a financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. Please visit MBIA's Web site at www.mbia.com

CONTACT:
MBIA, Media:
Kevin Brown, +1-914-765-3648
or
MBIA, Media:
Elizabeth James, +1-914-765-3889
or
MBIA, Investor Relations:
Greg Diamond, +1-914-765-3190
or
APCO Worldwide, Media:
Jim McCarthy, +1-202-333-8810